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                                                                    EXHIBIT 99.8

                       [LETTERHEAD OF BROWN & WOOD LLP]


                                November 21, 1997



Duff & Phelps Credit Rating Co.
17 State Street, 12th Floor
New York, New York  10004

Fitch Investors Service, L.P.
One State Street Plaza
New York, New York  10004

Moody's Investors Service
99 Church Street
New York, New York  10007

Standard & Poor's Ratings Services
26 Broadway, 20th Floor
New York, New York  10004

     Re: California Infrastructure and Economic Development Bank Special Purpose Trust SCE-1
              Rate Reduction Certificates

Ladies and Gentlemen:

     We have acted as special counsel to California Infrastructure and Economic Development Bank Special Purpose Trust SCE-1, a business trust established under Delaware law (the "Trust"), in connection with the issuance by the Trust of up to $3,000,000,000 principal amount of its Rate Reduction Certificates (the "Certificates"). The Trust has been authorized by the California Infrastructure and Economic Development Bank (the "Bank") to serve as a "special purpose trust" for the purpose of issuing "rate reduction bonds" pursuant to the provisions of Assembly Bill No. 1890, enacted into legislation as Chapter 854 of the California Statutes of 1996 ("AB 1890"), as amended by Senate Bill 477, enacted into legislation as Chapter 275 of the California Statutes of 1997 (collectively, the "Statute"). Upon issuance, the Certificates will represent a fractional undivided beneficial interest in a corresponding [Series][Class] of Notes (the "Notes") purchased by the Trust from SCE Funding LLC (the "SPE"), together with all payments on the Notes. The Notes are secured by a security interest in the property right created under the Statute pursuant to Decision No. 97-09-056 issued by the California Public Utilities
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Commission (the "CPUC") and dated September 3, 1997, and Advice Letters issued pursuant thereto, representing the irrevocable right of Southern California Edison Company, a California corporation ("SCE") or its assignee to receive certain non-bypassable charges (as adjusted from time to time) on residential and small commercial customers within SCE's historical service territory as "fixed transition amounts," together with certain related collateral. The holders of beneficial interests of the Trust will be the Certificateholders.

     You have requested our opinion as to whether the voters could reduce or otherwise limit the "fixed transition amounts" through the exercise of their initiative powers under Article XIIIC of the California Constitution.

     Proposition 218, which added Articles XIIIC and XIIID to the California Constitution, was approved by the voters of the State of California at the general statewide election on November 5, 1996.

     Section 3 of Article XIIIC of the California Constitution provides,

     Notwithstanding any other provision of this Constitution, including, but not limited to, Article 11, Sections 8 and 9, the initiative power shall not be prohibited or otherwise limited in matters of reducing or repealing any local tax, assessment, fee or charge. The power of initiative to affect
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     local taxes, assessments, fees and charges shall be applicable to all local
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     governments and neither the legislature nor any local government charter shall impose a signature requirement higher than that applicable to statewide statutory initiatives. (Emphasis added.)

     "Local" taxes, fees or charges are not defined in Article XIIIC. Local government, however, is defined in Section 1 of Article XIIIC as "any county, city, city and county, including a charter city or county, any special district, or any other local or regional government entity."

     The "fixed transition amounts" are not "local" fees or charges within the meaning of Article XIIIC. The first section of AB 1890 states that "[t]he Legislature finds and declares that the restructuring of the California electricity industry has been driven by changes in federal law intended to increase competition in the provision of electricity." The language throughout the Statute emphasizes that the tariffs authorized thereunder are to be statewide and are designed to implement a statewide plan for restructuring the electric utility industry. Moreover, the State Legislature has authorized the CPUC to approve the "fixed transition amounts." Since Section 3 of Article XIIIC applies only to local fees and charges, the "fixed transition amounts," which
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are authorized by the State legislature and subject to nondiscretionary approval by the CPUC, are not local charges or fees within the meaning of Article XIIIC.

     In view of its recent adoption, the provisions of Proposition 218 as discussed above have not, to date, been the subject of judicial interpretation. However, based on and subject to the foregoing, as well as the limitations set forth below, it is our opinion that the local initiative power described by
Article XIIIC is inapplicable to the imposition of "fixed transition amounts" under the Statute.


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     The opinion expressed herein is based on an analysis of existing laws and court decisions. Such opinions and conclusions are not intended to guarantee the outcome of any litigation should any litigation be commenced. This opinion speaks only as of its date, and we disclaim any obligation to update this opinion for events occurring or coming to our attention after the date hereof.

     We consent to the filing of this opinion as an exhibit to the SPE's Registration Statement on Form S-3 (Registration No. 333-30785), to the use of our name wherever appearing in such Registration Statement and any amendment thereto and to the disclosure regarding this opinion in the related prospectus and prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Respectfully submitted,



                                           /s/ Brown & Wood LLP



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